EXHIBIT 5.1
[On Letterhead of Orrick, Herrington & Sutcliffe LLP]
June 22, 2010
Levi Strauss & Co.
1155 Battery Street
San Francisco, CA 94111
Ladies and Gentlemen:
     We have acted as counsel to Levi Strauss & Co., a Delaware corporation (“LS&Co.”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by LS&Co. with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance of (i) up to €300,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2018 (the “2018 Exchange Notes”), and (ii) up to US$525,000,000 aggregate principal amount of 7 5/8% Senior Notes due 2020 (the “2020 Exchange Notes”, and together with 2018 Exchange Notes, the “Exchange Notes”). The Exchange Notes will be issued under an indenture, dated as of May 6, 2010 (the “Indenture”), by and between LS&Co. and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). The 2018 Exchange Notes will be offered in exchange for up to €300,000,000 aggregate principal amount of LS&Co.’s outstanding 7 3/4% Senior Notes due 2018, and the 2020 Exchange Notes will be offered in exchange for up to US$525,000,000 aggregate principal amount of LS&Co.’s outstanding 7 5/8% Senior Notes due 2020.
     We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to a Current Report on Form 8-K. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of LS&Co.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
     1. When the 2018 Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the 2018 Exchange Notes will constitute valid and legally binding obligations of LS&Co. enforceable against LS&Co. in accordance with their terms.
     2. When the 2020 Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the 2020 Exchange Notes will constitute valid and legally binding obligations of LS&Co. enforceable against LS&Co. in accordance with their terms.
     Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.
     We do not express any opinion herein concerning any law other than the laws of the State of New York and the Delaware General Corporation Law.

Levi Strauss & Co.
June 22, 2010

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. By giving this opinion we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Orrick, Herrington & Sutcliffe LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP